September 20, 2002

Mr. John Y. Keffer
Chairman
Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04102

         RE:      Contractual Waivers and Reimbursements

Dear John:

         Brown Investment Advisory Incorporated (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses for BrownIA Intermediate Bond (the "Fund"), a series of the Forum Funds (the "Trust"), does not exceed 0.45% and 0.70% for Institutional Shares and A Shares, respectively.

         This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on September 30, 2003.

                                         Very truly yours,

                                         Brown Investment Advisory Incorporated

                                         By:      /s/ DAVID M. CHURCHILL
                                                  -----------------------
                                                  David M.Churchill
                                                  Chief Financial Officer